Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Edward C. Milligan	Samuel B. Hay III
	Chairman & CEO	President & COO
	Main Street Banks	Main Street Banks
	(770) 422-2888	(770) 385-2424

MAIN STREET BANKS ANNOUNCES CLOSING OF OVER-ALLOTMENT

OPTION OF RECENT PUBLIC OFFERING

Atlanta, GA, December 30, 2004 – Main Street Banks, Inc. (Nasdaq: MSBK) announced today that it issued an additional 225,000 shares as a result of the underwriters exercising their entire over-allotment option in connection with the Company’s recent public offering. On December 14, 2004, Main Street closed a public offering of 1,500,000 shares of its common stock. All shares were sold at $31.25 per share, pursuant to an underwriting agreement dated December 8, 2004. Raymond James & Associates, Inc. acted as the sole book-running manager for the offering, and SunTrust Robinson Humphrey acted as co-manager.

The common stock was offered only by means of the prospectus and related prospectus supplement. Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Raymond James & Associates Inc., 880 Carillon Parkway, St. Petersburg, Florida 33716.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of the securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 22 banking centers located in seventeen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.

Main Street Banks Announces Closing of Over-Allotment Option of Recent Public Offering

Forward-Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. Main Street undertakes no obligation to update these statements following the date of this press release. In addition, Main Street, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of Main Street’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by Main Street with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of Main Street or its senior management should be considered in light of those factors. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.